Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-202282 and 333-202284) of Williams Partners L.P. and in the Registration Statement on Form S-8 (No. 333-169338) pertaining to Williams Partners L.P.’s Long-Term Incentive Plan of our report dated February 25, 2015, except for the matters described in Note 1 in the third paragraph under the caption "General" and Note 19, as to which the date is May 6, 2015, with respect to the consolidated financial statements of Williams Partners L.P., included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Tulsa, Oklahoma
May 6, 2015